EXHIBIT 10.104

                               PURCHASE AGREEMENT

This agreement, dated as of September 3, 1996, [the agreement] is made between Optim Nutrition Inc. [the Company] and ADUN & Company Ltd.[the Purchaser] in order to establish a pricing schedule for the purchase of Optimune [the Product], a nutraceutical.

AGREEMENT TERM: The term of this agreement will be from December 1, 1996 to December 31, 1997. The agreement may be renewed, extended or amended by mutual consent, prior to the expiration of this agreement.

PRODUCT: The Company will provide the Purchaser with its nutraceutical, Optimune, on a semi-exclusive basis.

TERRITORY EXCLUSIVITY: The Company will grant the Purchaser a semi-exclusive distributorship for the territory. Semi-exclusive is defined as: the Company will not sell to another distributor in the territory as long as the Purchaser meets or exceeds it yearly agreement.

     a. The minimum yearly quantity required in 1997 to maintain semi-exclusivity is 24,000 cases [an average of 2000 cases per month].

     b. The company reserves the right to negotiate new yearly minimums should the Agreement be extended past 1997.

TERRITORY: The Company grants the distributor the semi-exclusive rights to Nigeria and Zambia.

     a. The Company will consider granting other African countries to the Purchaser's territory based on the Purchaser's performance within Nigeria and Zambia.

          [1] The Company will not unreasonably withhold its approval of additional territory, providing the Purchaser meets the condition of this section of the agreement.

PRICING: The price to the Purchaser shall be $42.00 per case [ three 300 gram bottles] net, providing the order is a minimum of 2000 cases. This price will be guaranteed to the Purchaser until December 31, 1997. This agreement will allow the Company to adjust the price: [1] if the Purchaser fails to meet the agreed to monthly minimum quantities.

     a.   The price DOES NOT INCLUDE FREIGHT outside of Utah.

ORDER SIZE: All orders will be a minimum of 2000 cases [ 6000 300 gm bottles], shipped at one time to one location. The customer may increase the quantity, per shipment, by notifying the company 90 days prior to the shipping date.

HOW TO ORDER: The company will require: [1] an confirming order 90 days prior to shipment; [2] an updated 90 day forecast, which cannot be altered by the Purchaser. However, the Company will give its best efforts to meet ANY INCREASE requirements by the Purchaser on orders received within the 90 day window. Once a forecast is given to the Company by the Purchaser, the Purchaser MAY NOT reduce the ordered quantity.

PAYMENT: All orders will be billed to and paid by the Purchaser, to the Company, prior to the shipment. The minimum order size of 2000 cases, a cost to the Purchaser of $42.00 per case, shall be $84,000.00 per shipment. The payment will be made by Cash Wire Transfer to Optim account or Certified Check, drawn on an American, British or Swiss bank PRIOR to the shipment of the Product.

     a. The first payment, of $84,000, will be due and payable on September 15, 1996.

PAYMENT TERMS: All terms are NET and the payment is due prior to shipment.

FREIGHT: All freight between Salt Lake City, Utah and the specified destination given to the Company by the Purchaser, will be the sole responsibility of the Purchaser. The Company, at its discretion and with prior knowledge and agreement before the shipment, will prepay and charge the freight to the Purchaser. The price of the freight will be added to the cost of the Product and will be due and payable at the same time as the payment for the Product. Unless otherwise specified or instructed by the Purchaser, the Company will assume that the Purchaser as arranged for shipment.

     a. The company will not ship any product C.O.D., nor will it ship freight collect.

The Company and the Purchaser agree to the conditions of this agreement as of this date, September 3, 1996.


For:  Optim Nutrition              For:  ADUN & Company Ltd.

/s/ Milton G. Adair                /s/ A. T. Audifferen

Milton G. Adair                    A.T. Audifferen

Its:  President                    Its:

Date:  September 3, 1996           Date: